Exhibit 99.1

EARNINGS RELEASE

CONTACT

Denis J. Duncan

Chief Financial Officer

(615) 732-7492

CapStar Reports Third Quarter 2021 Results and Chattanooga Expansion

NASHVILLE, TN, October 21, 2021 (GLOBE NEWSWIRE) -- CapStar Financial Holdings, Inc. (“CapStar”) (NASDAQ:CSTR) today reported net income of $13.1 million or $0.59 per diluted share, for the quarter ended September 30, 2021, compared with net income of $12.1 million or $0.54 per diluted share, for the quarter ended June 30, 2021, and net income of $7.5 million or $0.34 per diluted share, for the quarter ended September 30, 2020. Annualized return on average assets and return on average equity for the quarter ended September 30, 2021 were 1.64 percent and 14.13 percent, respectively.

For the nine months ended September 30, 2021, the Company reported net income of $36.2 million or $1.63 per diluted share, compared with $15.0 million or $0.77 per diluted share, for the same period of 2020. Year to date 2021 annualized return on average assets and return on average equity were 1.56 percent and 13.48 percent, respectively.

Four Key Drivers	Targets	3Q21	2Q21	3Q20
Annualized revenue growth	> 5%	20.49%	8.96%	83.00%
Net interest margin	≥ 3.60%	3.12%	3.26%	2.72%
Efficiency ratio	≤ 55%	53.06%	57.97%	65.99%
Annualized net charge-offs to average loans	≤ 0.25%	0.05%	0.01%	0.00%

Concurrently, the Company announced the hiring of a team of nine experienced financial professionals to grow market share and serve clients in Chattanooga, TN. The group includes five Commercial Relationship Managers who will deliver CapStar’s banking solutions to businesses, their owners, professionals, and real estate investors; one senior credit officer; one office leader, and two support and processing associates. Brian Paris, former Financial Advisor at Pinnacle Financial Partners, will serve as CapStar’s Chattanooga market president. Paris has twenty years of banking experience within the Chattanooga region, including the past eleven at CapitalMark/Pinnacle where he has been a key contributor in creating the metro area’s fourth largest bank, according to FDIC deposit share data.

“Third quarter marks two milestone events as we report record earnings and announce our exciting Chattanooga expansion,” said Timothy K. Schools President and Chief Executive Officer of CapStar. “Originating from twenty-four months of tremendous focus on strategic alignment and execution, our associates are delivering winning results, improved profitability, and enhanced growth. I could not be more proud of our team and nothing illustrates their efforts more than the positive trends of our four key drivers and recent recognition by Piper Sandler as one of their 2021 Sm-All Stars.”

“In the summer of 2019, we established four clear strategic objectives: 1) enhance profitability and earnings consistency, 2) accelerate organic growth, 3) maintain sound risk management, and 4) execute disciplined capital allocation. Complimenting the first three objectives, we are rapidly expanding our customer-centric banking model in attractive, high-growth markets through the hiring of top-tier talent. At the outset of 2020, we expanded to Knoxville where our team’s loan commitments now exceed $150 million. This summer, we added one of Nashville’s highest volume mortgage loan originators. Today, we are thrilled to welcome Brian Paris and his former teammates, who are among Chattanooga’s banking leaders. As we speak with bankers across the state, CapStar’s capabilities, size, customer responsiveness, and flexibility are attractive to high-quality talent seeking an organization where they can better serve their customers and have a greater relative impact.”

“As we plan for the new year, I am very encouraged by CapStar’s positioning and prospects to become one of Tennessee’s great banks. Tennessee’s fifth largest bank by assets, CapStar is leveraging the inherent advantage of operating in one of the best states in the nation to do business and live, has strategically positioned itself in three of the Southeast’s most dynamic markets where population and household income are growing faster than national averages, has one of the industry’s youngest and most experienced management teams, and is executing a focused business model that produces strong financial results. Having significant excess liquidity and capital, we are focused on strategic initiatives that take advantage of market opportunities to significantly improve our return on tangible equity, earnings per share, and book value per share over time.”

Revenue

Total revenue, defined as net interest income plus noninterest income, increased $1.7 million to $34.6 million from the prior quarter. Net interest income totaled $23.0 million, flat compared to the second quarter of 2021. Third quarter 2021 noninterest income totaled $11.7 million, an increase of $1.8 million from the prior quarter. The increase was attributable to continued strong performance within the Company's Mortgage, SBA Lending, and Tri-Net divisions.

Third quarter 2021 average earning assets increased to $2.93 billion compared to $2.85 billion at June 30, 2021. Average loans held for investment, excluding PPP balances, increased $24.6 million from the prior quarter, or 5.5 percent linked-quarter annualized. Loan growth continued to accelerate during the third quarter of 2021 with end of period loans held for investment, excluding PPP balances, increasing $42.2 million, or 9.4 percent linked-quarter annualized. Due to a significant increase in deposits over the past year, average loans as a percentage of average earning assets declined to 64.31 percent for third quarter 2021. The Company’s commercial loan pipeline remains strong, exceeding $400 million, presenting the Company a tremendous opportunity to utilize current excess liquidity and capital to grow revenue and net income.

The Company’s net interest margin continues to be positively and negatively impacted from the effects of the recent pandemic. For the third quarter of 2021, the net interest margin decreased 14 basis points from the prior quarter to 3.12 percent resulting principally from a reduction in revenues related to PPP forgiveness. Adjusting for the influence of PPP and excess deposits accumulated over the past year, the Company estimates its third quarter 2021 net interest margin was 3.36 percent, unchanged compared to the second quarter of 2021.

The Company's average deposits totaled $2.73 billion in the third quarter of 2021, an increase of $70.0 million compared to June 30, 2021. The Company experienced an increase of $39.9 million in average interest-bearing deposits offset by a $17.9 million reduction in higher cost time deposits. While in the short-term the Company is experiencing a period of excess liquidity, a key longer-term strategic initiative is to create a stronger deposit-led culture with an emphasis on lower cost relationship-based deposits. During the quarter, the Company’s lowest cost deposit category, noninterest bearing, increased $30.1 million on average from the prior quarter, or 16.55 percent linked-quarter annualized. Overall deposit costs declined 2 basis points to 0.19 percent.

Noninterest income during the quarter benefitted from record SBA and Tri-Net revenues, contributing $0.5 and $0.4 million improvements, respectively, when compared to the quarter ended June 30, 2021. Mortgage revenues remain strong increasing $0.8 million compared to the quarter ended June 30, 2021 to $4.7 million for the quarter ended September 30, 2021.

Noninterest Expense and Operating Efficiency

Noninterest expenses decreased $0.7 million from the second quarter of 2021 to $18.4 million in the third quarter of 2021. The third quarter noninterest expense decrease benefitted from a $0.4 million reduction in data processing fees related to decreases in processing of PPP loans and the absence of $0.3 million in acquisition related expenses incurred during the second quarter.

Efficiency is a key driver for the Company. The Company uses three metrics to monitor its performance relative to peers: efficiency ratio (noninterest expense as a percentage of total revenue), noninterest expense as a percentage of assets, and assets per employee. For the quarter ended September 30, 2021, the efficiency ratio was 53.06 percent, a decrease from 57.97 percent in the second quarter of 2021. Annualized noninterest expense as a percentage of average assets decreased to 2.30 percent for the quarter ended September 30, 2021 compared to 2.49 percent for the quarter ended June 30, 2021. Assets per employee decreased to $7.9 million as of September 30, 2021 compared to $8.4 million for the previous quarter. The continued favorable trend in operating efficiency metrics demonstrates the Company's commitment, ability, and success in controlling its costs in accordance with its four key strategic initiatives.

Asset Quality

Asset quality is a core tenant of the Company’s culture. Continued sound risk management and an improving economy led to continued low net charge-offs and strong credit metrics. Annualized net charge offs to average loans for the three months ended September 30, 2021, were 0.05 percent. Past due loans as a percentage of total loans held for investment improved to 0.31 percent at September 30, 2021 compared to 0.49 percent at June 30, 2021. Within this amount, loans greater than 90 days past due totaled $2.3 million, or 0.12 percent of loans held for investment at September 30, 2021, compared to 0.13 percent at June 30, 2021. Non-performing assets to total loans and OREO were 0.20 percent at September 30, 2021, an improvement from 0.22 percent at June 30, 2021. Criticized and classified loans to total loans, which elevated during the pandemic, continued to improve and were 2.85 percent at September 30, 2021, a 108 basis point decline from June 30, 2021.

Positive asset quality trends combined with strong loan growth, resulted in no provision expense during the third quarter of 2021. As a result, the allowance for loan losses plus the fair value mark on acquired loans to total loans, less PPP loans decreased 6 basis points to 1.41 percent at September 30, 2021 when compared to June 30, 2021.

Asset Quality Data:	9/30/2021	6/30/2021	3/31/2021	12/31/2020	9/30/2020
Annualized net charge-offs to average loans	0.05%	0.01%	0.00%	0.02%	0.00%
Criticized and classified loans to total loans	2.85%	3.95%	4.39%	5.46%	5.64%
Classified loans to total risk-based capital	7.16%	7.69%	10.51%	11.08%	11.43%
Loans- past due to total end of period loans	0.31%	0.49%	0.44%	1.12%	0.44%
Loans- over 89 days past due to total end of period loans	0.12%	0.13%	0.14%	0.23%	0.09%
Non-performing assets to total loans and OREO	0.20%	0.22%	0.30%	0.28%	0.16%
Allowance for loan losses plus fair value marks / Non-PPP Loans	1.41%	1.47%	1.60%	1.58%	1.62%
Allowance for loan losses to non-performing loans	657%	571%	446%	483%	787%

Income Tax Expense

The Company’s third quarter effective income tax rate of approximately 19.0% remained unchanged from the prior quarter ended June 30, 2021. During the third quarter, the Company revised its expected annual effective tax rate for 2021 to approximately 20.0 percent, a 1.0 percent decrease from the previous estimate. The decrease is attributable to continued benefits in the Company's tax strategy.

Capital

The Company continues to be strongly capitalized with tangible equity of $322.1 million at September 30, 2021. Tangible book value per share of common stock for the quarter ended September 30, 2021 increased to $14.53 compared to $14.03 and $12.92 for the quarters ended June 30, 2021 and September 30, 2020, respectively. The regulatory capital ratios in the table below are significantly above levels required to be considered “well capitalized," which is the highest possible regulatory designation.

Capital ratios:	9/30/2021	6/30/2021	3/31/2021	12/31/2020	9/30/2020
Total risk-based capital	16.23%	16.13%	16.29%	16.03%	15.96%
Common equity tier 1 capital	13.95%	13.78%	13.79%	13.52%	13.39%
Leverage	10.28%	10.17%	9.78%	9.60%	9.23%

In the third quarter of 2021, the Company did not repurchase common stock under its share repurchase program. The total remaining authorization for future repurchases was $29.7 million as of September 30, 2021.

Dividend

On October 21, 2021, the Board of Directors of CapStar approved a quarterly cash dividend of $0.06 per common share payable on November 24, 2021 to shareholders of record as of November 10, 2021.

Conference Call and Webcast Information

CapStar will host a conference call and webcast at 9:00 a.m. Central Time on Friday, October 22, 2021. During the call, management will review the third quarter results and operational highlights. Interested parties may listen to the call by dialing (844) 412-1002. The conference ID number is 2255846. A simultaneous webcast may be accessed on CapStar’s website at ir.capstarbank.com by clicking on “News & Events.” An archived version of the webcast will be available in the same location shortly after the live call has ended.

About CapStar Financial Holdings, Inc.

CapStar Financial Holdings, Inc. is a bank holding company headquartered in Nashville, Tennessee and operates primarily through its wholly owned subsidiary, CapStar Bank, a Tennessee-chartered state bank. CapStar Bank is a commercial bank that seeks to establish and maintain comprehensive relationships with its clients by delivering customized and creative banking solutions and superior client service. As of September 30, 2021, on a consolidated basis, CapStar had total assets of $3.1 billion, total loans of $1.9 billion, total deposits of $2.7 billion, and shareholders’ equity of $370.3 million. Visit www.capstarbank.com for more information.

NON-GAAP MEASURES

This release includes financial information determined by methods other than in accordance with generally accepted accounting principles (“GAAP”). This financial information includes certain operating performance measures, which exclude merger-related and other charges that are not considered part of recurring operations. Such measures include: “Efficiency ratio – operating,” “Expenses – operating,” “Earnings per share – operating,” “Diluted earnings per share – operating,” “Tangible book value per share,” “Return on common equity – operating,” “Return on tangible common equity – operating,” “Return on assets – operating,” and “Tangible common equity to tangible assets.”

Management has included these non-GAAP measures because it believes these measures may provide useful supplemental information for evaluating CapStar’s underlying performance trends. Further, management uses these measures in managing and evaluating CapStar’s business and intends to refer to them in discussions about our operations and performance. Operating performance measures should be viewed in addition to, and not as an alternative to or substitute for, measures determined in accordance with GAAP, and are not necessarily comparable to non-GAAP measures that may be presented by other companies. To the extent applicable, reconciliations of these non-GAAP measures to the most directly comparable GAAP measures can be found in the ‘Non-GAAP Reconciliation Tables’ included in the exhibits to this presentation.

CAPSTAR FINANCIAL HOLDINGS, INC. AND SUBSIDIARY

Consolidated Statements of Income (unaudited) (dollars in thousands, except share data)

Third quarter 2021 Earnings Release

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2021	2020	2021	2020
Interest income:
Loans, including fees	$22,350	$22,796	$66,936	$61,620
Securities:
Taxable	1,655	1,193	4,900	3,465
Tax-exempt	344	343	1,065	975
Federal funds sold	9	—	12	—
Restricted equity securities	161	139	482	421
Interest-bearing deposits in financial institutions	171	171	405	640
Total interest income	24,690	24,642	73,800	67,121
Interest expense:
Interest-bearing deposits	390	640	1,216	3,371
Savings and money market accounts	288	2,537	896	4,819
Time deposits	654	1,299	2,317	4,197
Federal Home Loan Bank advances	—	116	12	348
Subordinated notes	394	394	1,181	394
Total interest expense	1,726	4,986	5,622	13,129
Net interest income	22,964	19,656	68,178	53,992
Provision for loan losses	—	2,119	(415)	11,295
Net interest income after provision for loan losses	22,964	17,537	68,593	42,697
Noninterest income:
Deposit service charges	1,187	1,064	3,398	2,531
Interchange and debit card transaction fees	1,236	936	3,555	2,389
Mortgage banking	4,693	9,686	13,318	19,063
Tri-Net	1,939	668	4,618	2,528
Wealth management	481	382	1,412	1,162
SBA lending	911	476	1,781	525
Net gain on sale of securities	7	34	20	74
Other noninterest income	1,197	1,558	3,446	3,228
Total noninterest income	11,651	14,804	31,548	31,500
Noninterest expense:
Salaries and employee benefits	10,980	12,949	31,210	33,256
Data processing and software	2,632	2,353	8,530	6,317
Occupancy	1,028	999	3,193	2,615
Equipment	760	864	2,640	2,295
Professional services	469	638	1,634	1,854
Regulatory fees	279	397	746	893
Acquisition related expenses	—	2,548	323	3,286
Amortization of intangibles	477	539	1,478	1,300
Other operating	1,741	1,452	5,105	4,067
Total noninterest expense	18,366	22,739	54,859	55,883
Income before income taxes	16,249	9,602	45,282	18,314
Income tax expense	3,147	2,115	9,075	3,299
Net income	$13,102	$7,487	$36,207	$15,015
Per share information:
Basic net income per share of common stock	$0.59	$0.34	$1.64	$0.77
Diluted net income per share of common stock	$0.59	$0.34	$1.63	$0.77
Weighted average shares outstanding:
Basic	22,164,278	21,948,579	22,114,948	19,558,281
Diluted	22,218,402	21,960,490	22,165,130	19,583,448

This information is preliminary and based on CapStar data available at the time of this earnings release.

CAPSTAR FINANCIAL HOLDINGS, INC. AND SUBSIDIARY

Selected Quarterly Financial Data (unaudited) (dollars in thousands, except share data)

Third quarter 2021 Earnings Release

	Five Quarter Comparison
	9/30/2021	6/30/2021	3/31/2021	12/31/2020	9/30/2020
Income Statement Data:
Net interest income	$22,964	$23,032	$22,182	$22,331	$19,656
Provision for loan losses	—	(1,065)	650	184	2,119
Net interest income after provision for loan losses	22,964	24,097	21,532	22,147	17,537
Deposit service charges	1,187	1,109	1,102	964	1,064
Interchange and debit card transaction fees	1,236	1,227	1,092	782	936
Mortgage banking	4,693	3,910	4,716	5,971	9,686
Tri-Net	1,939	1,536	1,143	1,165	668
Wealth management	481	471	459	411	382
SBA lending	911	377	492	916	476
Net gain (loss) on sale of securities	7	(13)	26	51	34
Other noninterest income	1,197	1,266	984	1,488	1,558
Total noninterest income	11,651	9,883	10,014	11,748	14,804
Salaries and employee benefits	10,980	10,803	9,427	11,996	12,949
Data processing and software	2,632	3,070	2,827	2,548	2,353
Occupancy	1,028	1,057	1,108	975	999
Equipment	760	980	899	900	864
Professional services	469	460	704	370	638
Regulatory fees	279	211	257	368	397
Acquisition related expenses	—	256	67	2,105	2,548
Amortization of intangibles	477	493	508	524	539
Other operating	1,741	1,750	1,616	1,692	1,452
Total noninterest expense	18,366	19,080	17,413	21,478	22,739
Net income before income tax expense	16,249	14,900	14,133	12,417	9,602
Income tax expense	3,147	2,824	3,103	2,736	2,115
Net income	$13,102	$12,076	$11,030	$9,681	$7,487
Weighted average shares - basic	22,164,278	22,133,759	22,045,501	21,960,184	21,948,579
Weighted average shares - diluted	22,218,402	22,198,829	22,076,600	21,978,925	21,960,490
Net income per share, basic	$0.59	$0.55	$0.50	$0.44	$0.34
Net income per share, diluted	0.59	0.54	0.50	0.44	0.34
Balance Sheet Data (at period end):
Cash and cash equivalents	$359,267	$449,267	$390,565	$277,439	$455,925
Securities available-for-sale	483,778	500,339	474,788	486,215	308,337
Securities held-to-maturity	1,788	2,395	2,401	2,407	2,413
Loans held for sale	176,488	158,234	171,660	186,998	208,218
Loans held for investment	1,894,249	1,897,838	1,931,687	1,883,690	1,896,988
Allowance for loan losses	(22,533)	(22,754)	(23,877)	(23,245)	(23,167)
Total assets	3,112,127	3,212,390	3,150,457	2,987,006	3,024,348
Non-interest-bearing deposits	718,299	782,170	711,606	662,934	716,707
Interest-bearing deposits	1,956,093	1,998,024	2,039,595	1,905,067	1,900,835
Federal Home Loan Bank advances and other borrowings	29,499	29,487	29,455	39,423	39,418
Total liabilities	2,741,799	2,852,639	2,806,513	2,643,520	2,690,453
Shareholders' equity	$370,328	$359,752	$343,944	$343,486	$333,895
Total shares of common stock outstanding	22,165,760	22,165,547	22,089,873	21,988,803	21,947,805
Book value per share of common stock	$16.71	$16.23	$15.57	$15.62	$15.21
Tangible book value per share of common stock*	14.53	14.03	13.34	13.36	12.92
Market value per share of common stock	$21.24	$20.50	$17.25	$14.75	$9.81
Capital ratios:
Total risk-based capital	16.23%	16.13%	16.29%	16.03%	15.96%
Tier 1 risk-based capital	13.95%	13.78%	13.79%	13.52%	13.39%
Common equity tier 1 capital	13.95%	13.78%	13.79%	13.52%	13.39%
Leverage	10.28%	10.17%	9.78%	9.60%	9.23%

_____________________

*This metric is a non-GAAP financial measure. See Non-GAAP disclaimer in this earnings release and below for discussion and reconciliation to the most directly comparable GAAP financial measure.

This information is preliminary and based on CapStar data available at the time of this earnings release.

CAPSTAR FINANCIAL HOLDINGS, INC. AND SUBSIDIARY

Selected Quarterly Financial Data (unaudited) (dollars in thousands, except share data)

Third quarter 2021 Earnings Release

	Five Quarter Comparison
	9/30/2021	6/30/2021	3/31/2021	12/31/2020	9/30/2020
Average Balance Sheet Data:
Cash and cash equivalents	$411,101	$301,773	$341,092	$427,086	$526,409
Investment securities	515,877	508,595	496,035	407,622	323,689
Loans held for sale	173,402	147,912	164,867	171,517	163,390
Loans held for investment	1,884,935	1,938,818	1,929,343	1,885,126	1,899,182
Assets	3,171,182	3,078,748	3,078,745	3,028,225	3,043,847
Interest bearing deposits	1,980,304	1,940,442	1,986,621	1,909,692	1,957,259
Deposits	2,732,165	2,662,192	2,663,551	2,613,080	2,648,465
Federal Home Loan Bank advances and other borrowings	29,495	29,467	33,879	39,428	39,431
Liabilities	2,803,375	2,719,898	2,728,064	2,687,516	2,722,341
Shareholders' equity	367,807	358,850	350,681	340,709	321,506
Performance Ratios:
Annualized return on average assets	1.64%	1.57%	1.45%	1.27%	0.98%
Annualized return on average equity	14.13%	13.50%	12.76%	11.30%	9.26%
Net interest margin (1)	3.12%	3.26%	3.13%	3.12%	2.72%
Annualized noninterest income to average assets	1.46%	1.29%	1.32%	1.54%	1.93%
Efficiency ratio	53.06%	57.97%	54.08%	63.02%	65.99%
Loans by Type (at period end):
Commercial and industrial	$478,279	$536,279	$609,896	$623,446	$638,403
Commercial real estate - owner occupied	193,139	200,725	197,758	162,603	164,336
Commercial real estate - non-owner occupied	579,857	538,521	505,252	481,229	480,106
Construction and development	210,516	198,448	170,965	174,859	176,751
Consumer real estate	328,262	331,580	336,496	343,791	350,238
Consumer	45,669	45,898	45,481	44,279	42,104
Other	58,527	46,387	65,839	53,483	45,050
Asset Quality Data:
Allowance for loan losses to total loans	1.19%	1.20%	1.24%	1.23%	1.22%
Allowance for loan losses to non-performing loans	657%	571%	446%	483%	787%
Nonaccrual loans	$3,431	$3,985	$5,355	$4,817	$2,945
Troubled debt restructurings	1,859	1,895	1,914	1,928	1,886
Loans - over 89 days past due	2,333	2,389	2,720	4,367	1,781
Total non-performing loans	3,431	3,985	5,355	4,817	2,945
OREO and repossessed assets	349	184	523	523	171
Total non-performing assets	3,780	4,169	5,878	5,340	3,116
Non-performing loans to total loans	0.18%	0.21%	0.28%	0.26%	0.16%
Non-performing assets to total assets	0.12%	0.13%	0.19%	0.18%	0.10%
Non-performing assets to total loans and OREO	0.20%	0.22%	0.30%	0.28%	0.16%
Annualized net charge-offs to average loans	0.05%	0.01%	0.00%	0.02%	0.00%
Net charge-offs (recoveries)	$221	$59	$18	$106	$(13)
Interest Rates and Yields:
Loans	4.41%	4.43%	4.36%	4.50%	4.48%
Securities (1)	1.75%	1.77%	1.80%	1.98%	2.18%
Total interest-earning assets (1)	3.35%	3.51%	3.42%	3.45%	3.41%
Deposits	0.19%	0.21%	0.26%	0.30%	0.67%
Borrowings and repurchase agreements	5.30%	5.36%	4.85%	4.09%	5.14%
Total interest-bearing liabilities	0.34%	0.37%	0.42%	0.49%	0.99%
Other Information:
Full-time equivalent employees	392	383	379	380	403

_____________________

This information is preliminary and based on CapStar data available at the time of this earnings release.

(1)
Net Interest Margin, Securities yields, and Total interest-earning asset yields are calculated on a tax-equivalent basis.

CAPSTAR FINANCIAL HOLDINGS, INC. AND SUBSIDIARY

Analysis of Interest Income and Expense, Rates and Yields (unaudited) (dollars in thousands)

Third quarter 2021 Earnings Release

	For the Three Months Ended September 30,
	2021			2020
	Average Outstanding Balance	Interest Income/ Expense	Average Yield/ Rate	Average Outstanding Balance	Interest Income/ Expense	Average Yield/ Rate
Interest-Earning Assets
Loans (1)	$1,884,935	$20,942	4.41%	$1,899,182	$21,398	4.47%
Loans held for sale	173,402	1,408	3.22%	163,390	1,398	3.56%
Securities:
Taxable investment securities (2)	455,583	1,816	1.59%	271,838	1,332	1.96%
Investment securities exempt from federal income tax (3)	60,294	344	2.90%	51,851	343	3.35%
Total securities	515,877	2,160	1.75%	323,689	1,675	2.18%
Cash balances in other banks	337,011	171	0.20%	499,770	171	0.14%
Funds sold	19,909	9	0.18%	—	—	—
Total interest-earning assets	2,931,134	24,690	3.35%	2,886,031	24,642	3.41%
Noninterest-earning assets	240,048			157,816
Total assets	$3,171,182			$3,043,847
Interest-Bearing Liabilities
Interest-bearing deposits:
Interest-bearing transaction accounts	$984,874	390	0.16%	$840,926	640	0.30%
Savings and money market deposits	589,101	288	0.19%	610,942	2,537	1.65%
Time deposits	406,329	654	0.64%	505,391	1,299	1.02%
Total interest-bearing deposits	1,980,304	1,332	0.27%	1,957,259	4,476	0.91%
Borrowings and repurchase agreements	29,495	394	5.30%	39,431	510	5.14%
Total interest-bearing liabilities	2,009,799	1,726	0.34%	1,996,690	4,986	0.99%
Noninterest-bearing deposits	751,862			691,205
Total funding sources	2,761,661			2,687,895
Noninterest-bearing liabilities	41,714			34,446
Shareholders’ equity	367,807			321,506
Total liabilities and shareholders’ equity	$3,171,182			$3,043,847
Net interest spread (4)			3.01%			2.42%
Net interest income/margin (5)		$22,964	3.12%		$19,656	2.72%

_____________________

(1)
Average loan balances include nonaccrual loans. Interest income on loans includes amortization of deferred loan fees, net of deferred loan costs.
(2)
Taxable investment securities include restricted equity securities.
(3)
Yields on tax exempt securities, total securities, and total interest-earning assets are shown on a tax equivalent basis.
(4)
Net interest spread is the average yield on total average interest-earning assets minus the average rate on total average interest-bearing liabilities.
(5)
Net interest margin is annualized net interest income calculated on a tax equivalent basis divided by total average interest-earning assets for the period.

This information is preliminary and based on CapStar data available at the time of this earnings release.

CAPSTAR FINANCIAL HOLDINGS, INC. AND SUBSIDIARY

Non-GAAP Financial Measures (unaudited) (dollars in thousands except share data)

Third quarter 2021 Earnings Release

	Five Quarter Comparison
	9/30/2021	6/30/2021	3/31/2021	12/31/2020	9/30/2020
Operating net income:
Net income	$13,102	$12,076	$11,030	$9,681	$7,487
Add: acquisition related expenses	—	256	67	2,105	2,548
Less: income tax impact of acquisition related expenses	—	(67)	(18)	(550)	(666)
Operating net income	$13,102	$12,265	$11,079	$11,236	$9,369

Operating diluted net income per share of common stock:
Operating net income	$13,102	$12,265	$11,079	$11,236	$9,369
Weighted average shares - diluted	22,218,402	22,198,829	22,076,600	21,978,925	21,960,490
Operating diluted net income per share of common stock	$0.59	$0.55	$0.50	$0.51	$0.43

Operating annualized return on average assets:
Operating net income	$13,102	$12,265	$11,079	$11,236	$9,369
Average assets	3,171,182	3,078,748	3,078,745	3,028,225	3,043,847
Operating annualized return on average assets	1.64%	1.60%	1.46%	1.48%	1.22%

Operating annualized return on average tangible equity:
Average total shareholders' equity	$367,807	$358,850	$350,681	$340,709	$321,506
Less: average intangible assets	(48,527)	(49,012)	(49,514)	(50,038)	(50,577)
Average tangible equity	319,280	309,838	301,167	290,671	270,929
Operating net income	$13,102	$12,265	$11,079	$11,236	$9,369
Operating annualized return on average tangible equity	16.28%	15.88%	14.92%	15.38%	13.76%

Operating efficiency ratio:
Total noninterest expense	$18,366	$19,080	$17,413	$21,478	$22,739
Less: acquisition related expenses	—	(256)	(67)	(2,105)	(2,548)
Total operating noninterest expense	18,366	18,824	17,346	19,373	20,191
Net interest income	22,964	23,032	22,182	22,331	19,656
Total noninterest income	11,651	9,883	10,014	11,748	14,804
Total revenues	$34,615	$32,915	$32,196	$34,079	$34,460
Operating efficiency ratio:	53.06%	57.19%	53.88%	56.85%	58.59%

Operating annualized pre-tax pre-provision income to average assets:
Income before income taxes	$16,249	$14,900	$14,133	$12,417	$9,602
Add: acquisition related expenses	—	256	67	2,105	2,548
Add: provision for loan losses	—	(1,065)	650	184	2,119
Operating pre-tax pre-provision income	16,249	14,091	14,850	14,706	14,269
Average assets	$3,171,182	$3,078,748	$3,078,745	$3,028,225	$3,043,847
Operating annualized pre-tax pre-provision income to average assets:	2.03%	1.84%	1.96%	1.93%	1.86%

Tangible Equity:
Total shareholders' equity	$370,328	$359,752	$343,944	$343,486	$333,895
Less: intangible assets	(48,220)	(48,697)	(49,190)	(49,698)	(50,222)
Tangible equity	$322,108	$311,055	$294,754	$293,788	$283,673

Tangible Book Value per Share of Common Stock:
Tangible common equity	$322,108	$311,055	$294,754	$293,788	$283,673
Total shares of common stock outstanding	22,165,760	22,165,547	22,089,873	21,988,803	21,947,805
Tangible book value per share of common stock	$14.53	$14.03	$13.34	$13.36	$12.92

CAPSTAR FINANCIAL HOLDINGS, INC. AND SUBSIDIARY

Non-GAAP Financial Measures (unaudited) (dollars in thousands except share data)

Third quarter 2021 Earnings Release

	Nine Months Ended
	9/30/2021	9/30/2020
Operating net income:
Net income	$36,207	$15,015
Add: acquisition related expenses	323	3,286
Less: income tax impact of acquisition related expenses	(84)	(859)
Operating net income	$36,446	$17,442

Operating diluted net income per share of common stock:
Operating net income	$36,446	$17,442
Weighted average shares - diluted	22,165,130	19,583,448
Operating diluted net income per share of common stock	$1.64	$0.89

Operating annualized return on average assets:
Operating net income	$36,446	$17,442
Average assets	$3,109,897	$2,486,433
Operating annualized return on average assets	1.57%	0.94%

Operating annualized return on average tangible equity:
Average total shareholders' equity	$359,176	$293,990
Less: average intangible assets	(49,014)	(46,249)
Average tangible equity	310,162	247,741
Operating net income	$36,446	$17,442
Operating annualized return on average tangible equity	15.71%	9.40%

Operating efficiency ratio:
Total noninterest expense	$54,859	$55,883
Less: acquisition related expenses	(323)	(3,286)
Total operating noninterest expense	54,536	52,597
Net interest income	68,178	53,992
Total noninterest income	31,548	31,500
Total revenues	$99,726	$85,492
Operating efficiency ratio:	54.69%	61.52%

CAPSTAR FINANCIAL HOLDINGS, INC. AND SUBSIDIARY

Non-GAAP Financial Measures (unaudited) (dollars in thousands except share data)

Third quarter 2021 Earnings Release

	Five Quarter Comparison
	9/30/2021	6/30/2021	3/31/2021	12/31/2020	9/30/2020
Net interest income	$22,964	$23,032	$22,182	$22,331	$19,656
Less: PPP loan income	(1,897)	(2,686)	(2,260)	(2,184)	(2,050)
Less: Excess liquidity interest income	(545)	(545)	(504)	(300)	—
Plus: Loss recognized on termination of interest rate swap	—	—	—		1,910
Adjusted net interest income	20,522	19,801	19,418	19,847	19,516

Average interest earning assets	2,931,134	2,848,857	2,889,119	2,859,096	2,886,031
Less: Average PPP loans	(95,257)	(173,733)	(204,459)	(204,918)	(215,806)
Less: Excess liquidity	(411,926)	(301,325)	(334,109)	(341,654)	(362,659)
Adjusted interest earning assets	2,423,951	2,373,799	2,350,551	2,312,524	2,307,566

Net interest margin (1)	3.12%	3.26%	3.13%	3.12%	2.72%
Adjusted Net interest margin (1)	3.36%	3.36%	3.35%	3.41%	3.40%

	Five Quarter Comparison
	9/30/2021	6/30/2021	3/31/2021	12/31/2020	9/30/2020
Allowance for loan losses	$22,533	$22,754	$23,877	$23,245	$23,167
Purchase accounting marks	3,288	3,533	3,615	3,663	4,013
Allowance for loan losses and purchase accounting fair value marks	25,821	26,287	27,492	26,908	27,180

Loans held for investment	1,894,249	1,897,838	1,931,687	1,883,690	1,896,988
Less: PPP Loans net of deferred fees	64,188	109,940	210,810	181,601	216,799
Non-PPP Loans	1,830,061	1,787,898	1,720,877	1,702,089	1,680,189

Allowance for loan losses plus fair value marks / Non-PPP Loans	1.41%	1.47%	1.60%	1.58%	1.62%

_____________________

(1)
Net interest margin and adjusted net interest margin are shown on a tax equivalent basis.